U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             SEC File Number 0-30292
                            CUSIP Number 349644 10 4

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended: September 30, 2000
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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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     If the  notification  relates  to a portion of the  filing  checked  above,
identify    the    Item(s)   to   which   the    notification    relates:   N/A

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Part I - Registrant Information
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Full Name of Registrant:  Fortune Entertainment Corporation

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      333 Orville Wright Court

City, State and Zip Code

      Las Vegas, NV 89119

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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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    State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The Company did not complete the preparation of its financial statement for the quarter ending September 30, 2000 in sufficient time so as to permit the filing of the 10-QSB report by November 14, 2000.

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Part IV - Other Information
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(1) Name and telephone number of person to contact in regard to this notification

              William T. Hart          (303)                    839-0061
              -----------------        -----                    --------
                   (Name)            (Area Code)            (Telephone Number)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                               [X] Yes  [ ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included
         in the subject report or portion thereof?        [  ] Yes  [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        Fortune Entertainment Corporation
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 14, 2000            By
                                       -------------------------------------
                                       Douglas Sanderson, President and Chief
                                            Executive Officer
                                       Fortune Entertainment Corporation
                                       333 Orville Wright Court
                                       Las Vegas, NV 89119
                                       (702) 614-6124

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).